Exhibit 99.2

CONSENT OF Peter Hardigan

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Document Security Systems, Inc. (“DSS”) with the Securities and Exchange Commission on November 23, 2012, and all supplements and amendments thereto (the “Registration Statement”), as a director of DSS’s board of directors effective upon the completion of the merger as described in the Registration Statement.

/s/ Peter Hardigan
Name: Peter Hardigan
Date: November 23, 2012